SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed  by  the  Registrant  [ X ]
Filed  by  a  Party  other  than  the  Registrant  [   ]

Check  the  appropriate  box:

[   ]     Preliminary  Proxy  Statement
[   ]     Confidential,  for  use  of  the Commission only (as permitted by Rule
          14a-6(e)(2))
[ X ]     Definitive  Proxy  Statement
[   ]     Definitive  Additional  Materials
[   ]     Soliciting  Material Pursuant to ' 240.14a-11(c) or ' 240.14a-12

                       SAFEGUARD HEALTH ENTERPRISES, INC.
                -----------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                -----------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment  of  Filing  Fee  (Check  the  appropriate  box):

[ X ]     No  fee  required.
[   ]     Fee  computed  on  table  below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

          1)     Title of each class of securities to which transaction applies:

          2)     Aggregate number of securities to  which  transaction  applies:

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          4)     Proposed  maximum  aggregate  value  of  transaction:

          5)     Total  fee  paid:

[   ]     Fee  paid  previously  with  preliminary  materials.
[   ]     Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)     Amount  previously  paid:


          2)     Form,  Schedule  or  Registration  Statement  No.:


          3)     Filing  Party:


          4)     Date  Filed:

PROXY
                       SAFEGUARD HEALTH ENTERPRISES, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                                     FOR THE
  SPECIAL MEETING OF THE STOCKHOLDERS TO BE HELD ON WEDNESDAY, OCTOBER 25, 2000

The undersigned hereby nominates, constitutes and appoints James E. Buncher and/or Ronald I. Brendzel, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to represent and vote all shares of Common Stock of SAFEGUARD HEALTH ENTERPRISES, INC. (the "Company") which the undersigned is entitled to represent and vote at the Special Meeting of Stockholders of the Company to be held at the executive offices of the Company at 95 Enterprise, Aliso Viejo, California, 92656-2601, on October 25, 2000, at 4:00 p.m. Pacific Daylight Time, and at any and all adjournments thereof, as fully as if the undersigned were present and voting at the meeting, as follows:

THE UNDERSIGNED HEREBY REVOKES ANY PROXY OR PROXIES HERETOFORE GIVEN. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FOLLOWING THE
PROCEDURES  STATED  IN  THE  PROXY  STATEMENT  FOR  THE  SPECIAL  MEETING.

1. The election of the following nominees to the Board of Directors: Jack R. Anderson, Steven J. Baileys, Ronald I. Brendzel, James E. Buncher, Leslie
     B. Daniels, and Dennis L. Gates.

             [ ]  FOR                 [ ]  WITHHOLD AUTHORITY TO  VOTE  FOR  ALL
         (EXCEPT AS LISTED TO THE          NOMINEES  LISTED
            CONTRARY  BELOW)

     Instruction: to withhold authority to vote for any individual nominee, mark the FOR box and write the name of each such nominee in the space provided below:



2. The approval of an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock to 40 million shares;

             [ ]  FOR           [ ]  AGAINST           [ ]  ABSTAIN

3. The approval of an amendment to the Company's Restated Certificate of Incorporation to eliminate the classification of the Board of Directors into three (3) classes;

             [ ]  FOR           [ ]  AGAINST           [ ]  ABSTAIN

4. The approval of an increase of the amount of Common Stock issuable under the SafeGuard Health Enterprises, Inc. Employee Stock Option Plan to 3.0 million shares;

             [ ]  FOR           [ ]  AGAINST           [ ]  ABSTAIN

5. The proxies are authorized to vote in their discretion upon such other matters as may properly come before the Special Meeting and any and all adjournments thereof.

IMPORTANT-PLEASE  COMPLETE,  SIGN,  DATE  AND  RETURN  PROMPTLY.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE SIX (6) NOMINEES FOR THE BOARD OF DIRECTORS LISTED IN PROPOSAL 1 AND FOR THE APPROVAL OF PROPOSALS 2, 3 AND 4. IF THE EXECUTED PROXY DOES NOT WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF A NOMINEE FOR DIRECTOR LISTED IN PROPOSAL 1, THIS PROXY WILL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR THE
ELECTION OF ALL SUCH NOMINEES AND WILL BE SO VOTED. THE PROXIES NAMED HEREIN ARE EACH AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ANY AND ALL ADJOURNMENTS THEREOF.

                                        Date  ______________,  2000

                                        __________________________________

                                        __________________________________
                                            (Signature  of  stockholder)


                    Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such. When joint tenants own shares, both should sign. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized partner or other person.


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

                       SAFEGUARD HEALTH ENTERPRISES, INC.
                                  95 ENTERPRISE
                       ALISO VIEJO, CALIFORNIA 92656-2601

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                    TO BE HELD ON WEDNESDAY, OCTOBER 25, 2000

TO  THE  STOCKHOLDERS  OF  SAFEGUARD  HEALTH  ENTERPRISES,  INC.:

NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of SafeGuard Health Enterprises, Inc. (the "Company") will be held at its executive offices located at 95 Enterprise, Aliso Viejo, California 92656-2601 on October 25, 2000, at 4:00 p.m., Pacific Daylight Time, for the following purposes:

     1.   To elect six (6) directors;

     2. To vote on a proposal to amend the Company's Restated Certificate of Incorporation to increase its authorized shares of Common Stock to 40 million shares;

     3.   To vote on a proposal to amend the Company's  Restated  Certificate of
          Incorporation  to  eliminate  the   classification  of  its  Board  of
          Directors;

     4. To vote on a proposal to increase the total number of shares of Common Stock issuable under the Company's Employee Stock Option Plan to 3 million shares; and

     5. To transact such other business as may properly come before the Special Meeting and any and all adjournments thereof.

Only stockholders of record at the close of business on September 1, 2000, are entitled to notice of and to vote at the Special Meeting or any and all adjournments thereof. A list of stockholders eligible to vote at the Special Meeting will be available for inspection at the Special Meeting and during business hours from September 22, 2000, to the date of the Special Meeting at the Company's executive offices located at 95 Enterprise, Aliso Viejo, California 92656-2601. The Company's Bylaws provide that no other business may be conducted at the Special Meeting except for voting on the proposals described above.

By  order  of  the  Board  of  Directors,

JAMES  E.  BUNCHER
President and Chief Executive Officer

September  15,  2000

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU SHOULD COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. A RETURN ENVELOPE THAT REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES HAS BEEN
PROVIDED FOR YOUR USE. RETURNING THE ENCLOSED PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU CHOOSE TO ATTEND THE SPECIAL MEETING.

                       SAFEGUARD HEALTH ENTERPRISES, INC.
                                  95 ENTERPRISE
                       ALISO VIEJO, CALIFORNIA 92656-2601

                                 PROXY STATEMENT
                                       FOR
                         SPECIAL MEETING OF STOCKHOLDERS
                    To Be Held on Wednesday, October 25, 2000
                                at 4:00 p.m. PDT

This Proxy Statement and the enclosed form of proxy are being furnished in connection with the solicitation by the Board of Directors of SafeGuard Health Enterprises, Inc. (the "Company") of proxies to be voted at a Special Meeting of Stockholders, which will be held on October 25, 2000 at 4:00 p.m., Pacific Daylight Time, at the Company's principal executive offices, located at 95 Enterprise, Aliso Viejo, California 92656-2601, and any and all adjournments thereof (the "Special Meeting"). The purpose of the Special Meeting and the matters to be voted upon are set forth in the accompanying Notice of Special
Meeting of Stockholders. This Proxy Statement, Notice of Special Meeting of Stockholders and the enclosed form of proxy are being mailed to all stockholders of the Company on or about September 15, 2000.

The Board of Directors urges you to complete, sign, date and return the enclosed proxy card in the accompanying envelope. If your shares are held in the name of a bank, broker or other nominee, only your bank, broker or nominee can vote your shares and only upon your specific instructions. Please contact the person responsible for your account and instruct him or her to vote the enclosed proxy card as soon as possible.

RECORD  DATE;  SHARES  OUTSTANDING  AND  ENTITLED  TO  VOTE;  QUORUM

Only holders of record of the Company's Common Stock at the close of business on September 1, 2000 (the "Record Date"), are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 4,747,498 shares of Common Stock issued, outstanding and entitled to vote, held of record by approximately 800 stockholders. A majority, or 2,373,750 of these shares, present at the Special Meeting in person or represented by proxy will constitute a quorum for the transaction of business at the Special Meeting. Each stockholder is entitled to one (1) vote for each share of Common Stock held of record as of the Record Date. Abstentions and broker non-votes are each included in the number of shares present for the purposes of determining whether there is a quorum present at the Special Meeting.

VOTE  REQUIRED

The election of directors as described in Proposal 1 will be by a plurality of the votes represented and voting at the Special Meeting. Abstentions and broker non-votes will have no effect in the election of directors. Accordingly, the six (6) nominees for director receiving the highest number of affirmative votes cast at the Special Meeting will be elected as directors.

Pursuant to the Delaware General Corporation Law, the affirmative vote of at least a majority of all shares of the Company's Common Stock outstanding on the Record Date is required to approve Proposal 2. Abstentions and broker non-votes will have the same effect as votes against Proposal 2.

Pursuant to the Company's Restated Certificate of Incorporation, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of all shares of the Company's Common Stock outstanding on the Record Date is required to approve Proposal 3. Abstentions and broker non-votes will have the same effect as votes against Proposal 3.

The affirmative vote of at least a majority of the shares of the Company's Common Stock represented and voting at the Special Meeting is required for Proposal 4 to be adopted. Abstentions will have the same effect as votes against Proposal 4, and broker non-votes will have no effect.

VOTING  OF  PROXIES;  REVOCABILITY  OF  PROXIES

All shares of Common Stock represented by proxies that are properly executed and that are not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, FOR the election of the six (6) nominees for director listed below; FOR approval of the amendment to the Restated Certificate of Incorporation increasing the authorized shares of Common Stock to 40 million; FOR approval of the amendment to the Restated Certificate of Incorporation eliminating the classification of the Board of Directors; and FOR approval of the amendment to the Employee Stock Option Plan increasing the number of shares that may be issued pursuant to stock options granted thereunder to 3 million. Any stockholder who has given a proxy may revoke it at any time before it is exercised at the Special Meeting by (i) delivering to the Secretary of the Company (by any means, including facsimile) a written notice, bearing a date later than the proxy, stating that the proxy is revoked, addressed to Corporate Secretary, SafeGuard Health Enterprises, Inc., 95 Enterprise, Aliso Viejo, California, 92656-2601, facsimile number (949) 425-4586, (ii) signing and delivering a proxy relating to the same shares and bearing a later date than the earlier proxy, or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, by itself, revoke a proxy). If a quorum is not obtained or if fewer shares of Common Stock than the number required therefore are voted in favor of approval of the proposals to be voted upon at the Special Meeting, the Board of Directors expects to adjourn the Special Meeting in order to permit additional time for soliciting and obtaining additional proxies or votes, and at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original Special Meeting, except for any proxies which have theretofore effectively been revoked or withdrawn.

SOLICITATION  OF  PROXIES  AND  EXPENSES

The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, the directors, officers and employees of the Company may solicit proxies from stockholders in person or by telephone, telegram, letter or facsimile. These individuals will not receive additional compensation for such solicitation services. The Company will reimburse brokers, fiduciaries, custodians, and other nominees for reasonable out-of-pocket expenses incurred in forwarding proxy solicitation materials to, and obtaining instructions and authorizations relating to such materials from, beneficial owners of the Company's Common Stock.

                                PROPOSAL NUMBER 1

                              ELECTION OF DIRECTORS

                              ---------------------

INTRODUCTION

The Company is incorporated under the laws of the State of Delaware. It is permissible under Delaware law for a corporation to have a classified board of directors. The Company's Bylaws provide that the Company's Board of Directors shall be divided into three (3) classes, with one (1) class of directors elected at each annual meeting of stockholders for a three (3) year term and until their respective successors are elected and qualified. However, since a majority of the Company's Common Stock is held by persons with California addresses and the Company has substantial business contacts within the state of California, the Company is subject to Section 2115 of the California General Corporation Law. As a result, certain legal matters, including provisions relating to the election of directors, are governed by California law and not by Delaware law or the Company's Bylaws. Under applicable California law, the Company is not permitted to have a classified board and all directors of the Company are required to be elected each year.

Also, under California law, stockholders are permitted to exercise cumulative voting rights. This means that, in the election of directors, each stockholder is entitled to a number of votes equal to the number of his or her shares of stock multiplied by the number of directors to be elected. A stockholder may cast all of such votes for a single nominee or distribute them among the nominees as he or she sees fit. However, no stockholder is entitled to cumulate votes for a nominee unless the nominee's name has been placed in nomination prior to the vote and the stockholder has given notice at the meeting, prior to voting, of the stockholder's intention to cumulate his or her votes. If any stockholder gives such notice, all stockholders may cumulate their votes for nominees. In such event, the persons named in the enclosed form of Proxy may, in their discretion, cumulate votes pursuant to the proxies for any one (1) or more nominees.

The Board of Directors has nominated for election as directors the six (6) persons named below, all of whom are incumbent directors. All of the nominees have indicated that they are able and willing to serve as directors.

If the Company continues to be subject to Section 2115 of the California General Corporation Law at the time of the next annual meeting of stockholders or if Proposal 3 is approved at the Special Meeting, the directors elected at the Special Meeting will hold office until the next annual meeting and until their respective successors are elected and qualified. The Company did not hold an annual meeting in 1999 or 2000. The Company anticipates that it will hold its next annual meeting of stockholders in May 2001.

The Company's Board of Directors recommends that you vote FOR the election of each of the nominees named below. Shares represented by proxies will be voted FOR the election to the Board of Directors of each of the nominees named below. The Board of Directors has no reason to believe that any of its nominees will be unable to serve as a director. However, if any nominee is unable or declines to serve, proxies will be voted for any substitute nominee designated by the Board of Directors.

Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on the election of directors. Pursuant to the Company's Bylaws, any stockholder entitled to vote for the election of directors at the Special Meeting was entitled to nominate a person or persons for election as directors only if written notice of the stockholder's intent to make such nomination was given, either by personal delivery or by United States mail, postage prepaid and addressed to: Corporate Secretary, SafeGuard Health Enterprises, Inc., 95 Enterprise, Aliso Viejo, California 92656-2601, not later than August 24, 2000. Each such notice was required to set forth (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that such stockholder is a holder of record of stock of the Company entitled to vote at the Special Meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement pursuant to the proxy rules of the Securities and Exchange Commission if such nominee had been nominated or intended to be nominated by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company, if elected. The Company received no stockholder notices of any such nominations. Accordingly, the Chairman of the Special Meeting will not acknowledge the nomination of any person made by a stockholder at the Special Meeting since such nomination would not be in compliance with the foregoing procedure.

The following information sets forth biographical information, as of August 31, 2000, for the nominees for election as a director at the Special Meeting:

NAME                                     AGE                         PRINCIPAL POSITION                         DIRECTOR SINCE
---------------------------------------  ---  ----------------------------------------------------------------  --------------

Steven J. Baileys, DDS                    46  Chairman of the Board of Directors                                          1982
James E. Buncher                          63  President, Chief Executive Officer, and Director                            2000
Ronald I. Brendzel, JD                    51  Senior Vice President, General Counsel, Secretary, and Director             1989
Dennis L. Gates, CPA                      44  Senior Vice President, Chief Financial Officer, and Director                2000
Jack R. Anderson                          75  Director (1)                                                                2000
Leslie B. Daniels                         53  Director (1)                                                                2000
----------------------------

(1)     Member of Compensation and Stock Option Committee, and Audit Committee.

INFORMATION  ABOUT  THE  MEMBERS  OF  THE  BOARD  OF  DIRECTORS

Mr. Gates became a director of the Company on March 1, 2000, by being appointed to the Board to fill a then existing vacancy on the Board. Mr. Anderson, Mr. Buncher and Mr. Daniels became directors of the Company on March 1, 2000, in connection with the Recapitalization Agreement described below under "Certain Transactions." One (1) board position is currently vacant and the person to be appointed to that position will be the designee of the holders of the Series B, C and D Preferred Stock when issued pursuant to the Recapitalization Agreement. Officers of the Company are elected annually and serve at the pleasure of the Board of Directors, subject to all rights, if any, under certain contracts of employment.

Dr. Baileys has been Chairman of the Board of Directors since September 1995 and a director since 1982. He served as President of the Company from 1981 until March 1997; as Chief Executive Officer from May 1995 to February 2000; and, effective June 2000, is currently a consultant to the Company. He was Chief Operating Officer from 1981 to May 1995. From 1975 until 1981, Dr. Baileys served in a variety of executive and administrative capacities with the Company. Dr. Baileys is licensed to practice dentistry in the state of California. He is a member of the Southern California chapter of the Young Presidents'
Organization.  Dr.  Baileys  is  the  brother-in-law  of  Mr.  Brendzel.

Mr. Buncher has been President, Chief Executive Officer and a director of the Company, since March 2000. Prior to that, he has been a private investor since September 1997. Mr. Buncher was also President and Chief Executive Officer of Community Dental Services, Inc., a corporation operating dental practices in California, from October 1997 until July 1998. Mr. Buncher was President of Health Plans Group of Value Health, Inc., a national specialty managed care company, from September 1995 to September 1997. He served as Chairman, President and Chief Executive Officer of Community Care Network, Inc., a Value Health subsidiary, from August 1992 to September 1997, when Value Health was acquired by a third party and Mr. Buncher resigned his positions with that company. Mr. Buncher currently serves on the board of directors of Horizon Health Corporation.

Mr. Brendzel has been Senior Vice President, General Counsel, Secretary and a director of the Company since 1989. He was also Chief Financial Officer from April 1988 to May 1996, Vice President-Corporate Development from August 1980 until April 1986, and held various executive and administrative positions from 1978 until 1980. Mr. Brendzel is a member of the California State Bar and is licensed to practice law in the state of California. He was a member of the Knox-Keene Health Care Service Plan Advisory Committee, which assisted the California Department of Corporations in regulating managed care health plans from 1987 until 2000. Mr. Brendzel is also a former member of the Texas Health Maintenance Organization Solvency Surveillance Committee, which assists the Texas Department of Insurance in regulating health maintenance organizations.

Mr. Gates has been Senior Vice President and Chief Financial Officer since November 1999, and has been a director of the Company since March 2000. From June 1995 to February 1999, he served as Chief Financial Officer, then
Treasurer, of Sheridan Healthcare, Inc., a physician practice management company. From June 1994 to May 1995, he served as Vice President-Finance of the California Health Plan Division of FHP International, Inc. From November 1988 to June 1994, he served as Vice President-Finance, Secretary and Treasurer of TakeCare, Inc., a health maintenance organization.

Mr. Anderson has been President of Calver Corporation, a health care consulting and investment firm, and a private investor, since 1982. Mr. Anderson currently serves on the Board of Directors of Horizon Health Corporation and Genesis Health Ventures, Inc.

Mr. Daniels was a founder of CAI Partners, an investment firm, in 1989 and has been a principal of that entity since then. Mr. Daniels has substantial experience investing as a principal in the health care industry. Over the last 20 years, Mr. Daniels has invested in numerous start-up, venture capital and buyout transactions in various sectors across the health care spectrum, including health maintenance organizations, hospitals, nursing homes, cancer treatment centers, psychiatric and substance abuse services, generic drugs, pre-clinical and clinical contract research organizations and pharmacy benefit companies. Mr. Daniels is currently a director of Pharmakinetics Laboratories, Inc. He was a past Chairman of Zenith Laboratories, Inc. and has been a director of Ivax Corp., CompreCare, Inc. and MIM Corp.

SHARES REPRESENTED BY THE ACCOMPANYING PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES NAMED ABOVE EXCEPT TO THE EXTENT AUTHORITY TO VOTE FOR ONE (1) OR MORE NOMINEES IS WITHHELD. AS INDICATED IN THE PROXY CARD,
STOCKHOLDERS MAY (I) VOTE FOR THE ENTIRE SLATE OF NOMINEES, (II) WITHHOLD AUTHORITY TO VOTE FOR THE ENTIRE SLATE OF NOMINEES OR (III) BY WRITING THE NAME OF ONE (1) OR MORE NOMINEES IN THE SPACE PROVIDED ON THE PROXY CARD, WITHHOLD AUTHORITY TO VOTE FOR SUCH SPECIFIED NOMINEE OR NOMINEES.

                      THE BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors conducted thirteen (13) meetings during fiscal year 1999 and seven (7) meetings as of the date of this Proxy Statement during 2000. All of the persons who were directors of the Company during fiscal year 1999, and who are currently directors of the Company, attended at least seventy-five percent (75%) of the aggregate of: (i) the total number of meetings of the Board of Directors during fiscal year 1999 and during fiscal year 2000, and (ii) the total number of meetings held by the committee on which they served during fiscal year 1999 and during fiscal year 2000, through the date of this Proxy Statement.

Audit Committee. The Audit Committee is currently composed of Mr. Anderson and Mr. Daniels, and is chaired by Mr. Daniels. All members of the Audit Committee are non-employee directors of the Company. The Audit Committee met two (2) times in fiscal year 1999 and two (2) times as of the date of this Proxy
Statement during 2000. The functions performed by the Audit Committee included recommendations to the Board of Directors regarding the selection of independent accountants to serve the Company for the ensuing year, reviewing with the independent accountants and management the general scope and results of the Company's annual audit, the fees charged by the independent accountants and other matters relating to internal control systems. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by the Company's auditors and for recommending the engagement or discharge of the Company's independent accountants.

Compensation and Stock Option Committee. The Company's Compensation and Stock Option Committee is currently composed of Mr. Anderson and Mr. Daniels, and is chaired by Mr. Anderson. All members of this committee are non-employee directors of the Company. The Committee met two (2) times during fiscal year 1999 and five (5) times as of the date of this Proxy Statement during 2000. The Committee is responsible for reviewing the performance of the officers of the Company and establishing the annual compensation for all officers, including salary, bonuses and perquisites, and is also responsible for making stock option grants under the Company's Employee Stock Option Plan.

The  Board  of  Directors  does  not  currently  have  a  nominating  committee.

COMPENSATION  OF  DIRECTORS

Directors who were not otherwise employed by the Company were paid an annual fee of $15,000 during fiscal year 1999. The Board of Directors has determined that there will be no compensation paid to non-employee directors during calendar year 2000 and thereafter, until that policy is changed in the future by the Board, and that there will be no automatic stock option grant pursuant to the Company's non-employee Automatic Option Grant program to non-employee Directors during calendar year 2000 and thereafter, until that policy is changed in the future by the Board. Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of the Board of Directors.

                              CERTAIN TRANSACTIONS

On March 1, 2000, the Company entered into a Term Sheet Agreement (the "Recapitalization Agreement") with CAI Partners and Company II, L.P., CAI Capital Partners and Company II, L.P. (collectively "CAI"), Jack R. Anderson ("Anderson"), Silicon Valley Bank (the "Bank"), John Hancock Life Insurance Company and other holders of senior notes of the Company (collectively, "Hancock") and the Baileys Family Trust ("Baileys"), (collectively the
"Investors"  and  individually  "Investor").  Pursuant  to  the Recapitalization
Agreement, CAI, Anderson and Baileys collectively loaned the Company an aggregate of $8 million (the "Loan"). The Investors also agreed to purchase from the Company, and the Company agreed to sell to the Investors, subject to certain conditions, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (the "Preferred Stock") and Series A Convertible Notes, Series B Convertible Notes, Series C Convertible Notes and Series D Convertible Notes (the "Convertible Notes") which Preferred Stock and Convertible Notes will be initially convertible into an aggregate of 30 million shares of Common Stock of the Company. The Preferred Stock and Convertible Notes will be issued in consideration of cancellation of the Loan, and cancellation of all the other existing indebtedness of the Company owed to the Bank and Hancock, respectively, which is currently approximately $43 million in the aggregate.

The Loan bears interest at the rate of ten percent (10%) per annum, payable quarterly and at maturity. The maturity date of the Loan is April 30, 2001. Upon issuance of the Preferred Stock pursuant to the Recapitalization Agreement, the Loan will be converted into shares of Series A Preferred Stock (and, if issued, Series A Convertible Notes).

Additionally, in the Recapitalization Agreement, the Bank and Hancock agreed to subordinate their existing indebtedness to the Loan and to forebear, until April 30, 2001, any enforcement of that existing indebtedness of the Company.

Stockholder  approval  of  the  Recapitalization  Agreement  is  not  required.
Stockholder approval is only required to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares which is the matter being called to a vote of the stockholders under Proposal Number
2. If Proposal Number 2 is approved, the Convertible Notes will not be issued and instead the shares of Preferred Stock into which the Convertible Notes would have been convertible, will be issued.

The Recapitalization Agreement provided working capital to the Company by virtue of the Loan and relieved the Company from any debt service obligations, both principal and interest, under the indebtedness owed to the Bank and Hancock. In addition, the Company was not in compliance with certain loan covenants contained within the agreements with the Bank and Hancock, but the Recapitalization Agreement avoided the institution of any collection or other actions by such parties. Upon the issuance of the Preferred Stock pursuant to the Recapitalization Agreement, the Loan and the indebtedness owed to the Bank and Hancock will be completely converted to equity.

The issuance of the Preferred Stock pursuant to the Recapitalization Agreement is conditioned upon receipt of regulatory approvals required for the change of control in the ownership of the Company that will result from that transaction. The Company has filed all applications required for such approvals. The Company anticipates that such approvals will be obtained in 2000. However, such approvals are subject to regulatory determinations and the Company can give no assurances that such approvals will be obtained.

In the event that the amendment to the Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock is approved at the Special Meeting before the regulatory approvals are obtained, then the Convertible Notes contemplated by the Recapitalization Agreement will not be issued and instead the shares of Preferred Stock into which the Convertible Notes would have been convertible will be issued.

Series A Preferred Stock. The Series A Preferred Stock will consist of 64,000 shares (80,000 shares upon Conversion of the Series A Convertible Notes) and will have the following rights, preferences and limitations:

     - A liquidation preference of $100 per share. The liquidation preference is senior to all other securities of the Company including the Series B, C and D Preferred Stock described below and the Common Stock.

     - The Series A Preferred Stock will not have specified or preferential dividends but will be entitled to participate on an as-converted, pro rata basis in any dividends paid on the Common Stock of the Company or the Series B, C or D Preferred Stock.

     - The Series A Preferred Stock will not be subject to mandatory redemption at the election of the Investors but will be subject to redemption at a redemption price of $100 per share by the Company at any time on or after ten (10) years after the original date of issuance.

     - The Series A Preferred Stock will be convertible immediately at any time into shares of Common Stock at a conversion price of $1.00 per share. Each share of Series A Preferred Stock will be initially convertible into 100 shares of Common Stock based on the $100 per share liquidation preference. The conversion price and number of shares will be subject to customary anti-dilution adjustments for stock splits, share dividends, recapitalizations, stock issuances, etc., with the anti-dilution adjustment for the issuance of shares at less than the conversion price being determined on the "weighted average method."

     - The Series A Preferred Stock, voting as a single class, will be entitled to elect a majority, four (4) of the Board of Directors. On all other matters, the holders of the Series A Preferred Stock will vote together with the holders of the Common Stock and the Series B, C and D Preferred Stock and will be entitled to cast one (1) vote for each share of Common Stock into which the Series A Preferred Stock is convertible. Notwithstanding the foregoing, in the event that CAI and Anderson, acting collectively, at any time sell fifty percent (50%) or more of their respective portions of the Loan or their respective portions of the Series A Preferred Stock and Series A Convertible Notes, then, with respect to the election of directors, the Series A, B, C and D Preferred Stock will vote together as a single class to elect five (5) directors to the Board of Directors.

     - The approval of the Series A Preferred Stock, voting as a separate class, will be required for the issuance of any securities having liquidation or other rights senior or superior or equal in any respect to the rights of the Series A Preferred Stock.

Series B, C and D Preferred Stock. The Series B Preferred Stock will consist of 64,000 shares (80,000 shares upon conversion of the Series B Convertible Notes.) The Series C Preferred Stock will consist of 24,000 shares (30,000 shares upon conversion of the Series C Convertible Note.) The Series D Preferred Stock will consist of 88,000 shares (110,000 shares upon conversion of the Series D
Convertible Note.) The rights, preferences and limitations of the Series B, C and D Convertible Preferred Stock will be identical to the Series A Convertible Preferred Stock except as set forth below:

     - The Series B Preferred Stock $100 per share liquidation preference will be senior to the Series C Preferred Stock liquidation preference. The Series C Preferred Stock $100 per share liquidation preference will be senior to the Series D Preferred Stock $100 per share liquidation preference. The Series B, C and D Preferred Stock liquidation preferences will be inferior to the Series A Preferred Stock liquidation preference but prior to any liquidation rights of the Common Stock.

     - The Series B, C and D Preferred Stock will not have specified or preferential dividends but will be entitled to participate on an as-converted, pro rata basis in any dividends paid on the Common Stock of the Company or the Series A, B, C or D Preferred Stock as the case may be.

     - The Series B, C and D Preferred Stock will not be subject to mandatory redemption at the election of the Investors but shall be subject to redemption at a redemption price of $100 per share by the Company at any time on or after ten (10) years after the original date of issuance.

     - The Series B, C and D Preferred Stock will be convertible immediately at any time into shares of Common Stock at a conversion price of $1.00 per share. Each share of Series B, C and D Preferred Stock will be initially convertible into 100 shares of Common Stock based on the $100 per share liquidation preference. The conversion price and number of shares will be subject to customary anti-dilution adjustments for stock splits, share dividends, recapitalizations, stock issuances, etc., with the anti-dilution adjustment for the issuance of shares at less than the conversion price being determined on the "weighted average method."

     - The Series B, C and D Preferred Stock, voting together as a single class, will be entitled to elect one (1) director to the Board of Directors. On all other matters, the holders of the Series B, C and D Preferred Stock will vote together with the holders of the Series A Preferred Stock and the Common Stock and will be entitled to cast one
          (1) vote for each share of Common Stock into which the Series B, C and D Preferred Stock is convertible. Notwithstanding the foregoing, in the event that CAI and Anderson at any time sell fifty percent (50%) or more of their respective portions of the Loan or their respective portions of the Series A Preferred Stock and Series A Convertible Notes, then, with respect to the election of directors, the Series A, B, C and D Preferred Stock will vote together as a single class to elect five (5) directors to the Board of Directors.

     - The approval of the Series B, C and D Preferred Stock, voting as a separate class, will be required for the issuance of any security of the Company having liquidation or other rights senior and superior or equal in any respect to the rights of the Series B, C and D Preferred Stock.

Series A Convertible Notes. If issued, the Series A Convertible Notes will have the following terms:

     - The Series A Convertible Notes will be in the aggregate principal amount of $1.6 million and bear interest at the rate of ten percent (10%) per annum from the date of issuance, payable quarterly and at maturity.

     - The Series A Convertible Notes will be automatically converted into shares of Series A Preferred Stock upon the approval by the stockholders of the Company of an amendment to its Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock (Proposal Number 2 described below) sufficient for the issuance of Common Stock upon the conversion of all the shares of Preferred Stock upon the automatic conversion of all the Convertible Notes. The conversion price will be $100 per share of Preferred Stock and subject to the same anti-dilution protection as the Series A Preferred Stock. Initially the Series A Convertible Notes will be convertible into an aggregate of 16,000 shares of Series A Preferred Stock.

     -    The Series A Convertible Notes will not have voting rights.

     - The Series A Convertible Notes and the payment thereof will be senior and superior to the Series B, C and D Convertible Notes.

Series B, C and D Convertible Notes. The terms of the Series B, C and D Convertible Notes will be identical to the Series A Convertible Notes except that (i) the Series B, C and D Convertible Notes will be convertible into Series B, C and D Preferred Stock, respectively and (ii) payment of the Series B Convertible Note will be senior and superior to the Series C Convertible Note,
(iii) payment of the Series C Preferred Note will be senior and superior to payment of the Series D Convertible Note. The Series B, C and D Convertible Notes will have principal balances of $1.6 million, $600,000 and $2.2 million, respectively. Initially the Series B, C and D Convertible Notes will be convertible into an aggregate of 16,000 shares of Series B Preferred Stock, 6,000 shares of Series C Preferred Stock and 22,000 shares of Series D Preferred Stock, respectively.

As part of the Recapitalization Agreement, the Company caused Messrs. Anderson, Buncher and Daniels to be appointed to the Board of Directors. In addition, the Investors agreed to vote all voting securities now or hereafter held by them to approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of shares of Common Stock, as set forth in Proposal Number 2, to maintain the size of the Board of Directors at seven (7) and to take any other actions necessary to effectuate the Recapitalization Agreement. The Bank and Hancock do not currently own any shares of voting securities of the Company. See "Security Ownership of Management" and "Principal Stockholders" for information regarding the current stock ownership of the other Investors. After the Preferred Stock is issued, the holders of the Series A Preferred Stock, voting as a single class, will be entitled to elect a majority, four (4) of the seven (7) members of the Board of Directors, and the holders of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a single class, will be entitled to elect one (1) director. The holders of all shares of Common Stock, voting as a single class, will be entitled to elect the remaining two (2) directors.

The above description of the transactions contemplated by the Recapitalization Agreement are qualified by reference to the provisions of the Recapitalization Agreement, filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission as of March 16, 2000, which is hereby incorporated by reference herein as if set forth in full.

By an agreement dated as of June 28, 2000 (the "Bank Agreement"), the Bank agreed to sell the Bank indebtedness to CAI, Mr. Anderson, Dr. Baileys, Mr. Buncher, Mr. Brendzel, Mr. Gates and an unaffiliated third party for a total purchase price of $5,000,000. Such sale is to occur simultaneously with the issuance of the Preferred Stock under the Recapitalization Agreement. As a result of the Bank Agreement, such parties will acquire the Preferred Stock (and, if applicable, Convertible Notes) that otherwise would have been issued to the Bank pursuant to the Recapitalization Agreement.

INTEREST  OF  CERTAIN  PERSONS/CHANGE  OF  CONTROL

As a result of the Recapitalization Agreement and the Bank Agreement, CAI, Anderson, Baileys, Mr. Buncher, Mr. Brendzel and Mr. Gates will acquire shares of Preferred Stock convertible into Common Stock of the Company. The Company currently has 4,747,498 shares of Common Stock outstanding. The Preferred Stock issuable pursuant to the Recapitalization Agreement will be convertible into 30 million shares of Common Stock of the Company, representing approximately 86.3% of the then outstanding voting securities of the Company. The currently outstanding Common Stock of the Company will represent approximately 13.7% of the voting securities of the Company after the issuance of the Preferred Stock.

Messrs. Baileys, Anderson, Daniels, Buncher and Brendzel are currently beneficial owners of outstanding shares of Common Stock of the Company. See "Security Ownership of Management." After the issuance of the Preferred Stock pursuant to the Recapitalization Agreement and the Bank Agreement, the following parties will beneficially own the respective number and percentage of the outstanding voting securities of the Company as shown below:

                                                            NUMBER OF SHARES    PERCENTAGE OF VOTING
               PARTY                                      OF VOTING SECURITIES       SECURITIES
--------------------------------------------------------  --------------------  --------------------
Hancock Noteholders                                                 15,000,000                  43.2
Leslie B. Daniels (Includes shares held by CAI entities)             9,821,922                  28.3
Jack R. Anderson                                                     3,067,615                   8.8
Steven J. Baileys                                                    2,711,267                   7.8
James E. Buncher                                                       225,000                     *
Ronald I. Brendzel                                                     211,573                     *
Dennis L. Gates                                                        100,000                     *

*  Indicates  less  than  one  percent  (1%).

In addition, the CAI entities and Mr. Anderson will own approximately 85.5% of the Series A Preferred Stock which will have the right to elect a majority, four
(4) of the seven (7) members of the Board of Directors, voting as a single class.

SECURITY  OWNERSHIP  OF  MANAGEMENT

The following table sets forth the beneficial ownership of the outstanding Common Stock of the Company as of August 31, 2000, by each director, each executive officer named in the Summary Compensation Table below, and all current directors and officers as a group. All shares are subject to the named person's sole voting and investment power, except where otherwise indicated.

                                                               NUMBER OF SHARES     PERCENTAGE OF TOTAL
OFFICER OR DIRECTOR                                         BENEFICIALLY OWNED (1)  SHARES OUTSTANDING
----------------------------------------------------------  ----------------------  -------------------

Jack R. Anderson (2)                                                       283,000                  6.0
Steven J. Baileys (3)                                                    1,798,767                 37.9
Ronald I. Brendzel (4)                                                     154,906                  3.2
James E. Buncher                                                            25,000                    *
John E. Cox (5)                                                             10,000                    *
Leslie B. Daniels                                                           37,155                    *
Dennis L. Gates                                                                  0                    *
Herb J. Kaufman (6)                                                            102                    *
Kenneth E. Keating (7)                                                      13,333                    *
All current directors and officers as a group (11 persons)               2,312,161                 48.7

*  Indicates  less  than  one  percent  (1%).
_______________________________________________


                                        9

(1) Does not include securities issuable pursuant to the Recapitalization Agreement. Includes options that are exercisable within 60 days of August 31, 2000. Some of the stockholders included in this table reside in states having community property laws under which the spouse of a stockholder in whose name securities are registered may be entitled to share in the management of their community property which may include the right to vote or dispose of such shares.
(2) Includes 100,000 shares owned by Mr. Anderson's spouse as separate property as to which Mr. Anderson disclaims beneficial ownership.
(3) Includes 645,000 shares of Common Stock owned directly by Dr. Baileys, 700,767 shares of Common Stock owned by the Baileys Family Trust, 303,000 shares of Common Stock held in various trusts for relatives of Dr. Baileys, for all of which Dr. Baileys is trustee and for which Dr. Baileys has sole power to vote the securities, and 150,000 shares of Common Stock held by the Alvin and Geraldine Baileys Foundation, for which Dr. Baileys is an officer and director and for which Dr. Baileys has shared power to vote the securities. Dr. Baileys disclaims beneficial ownership of any of the shares in the trusts or the foundation referenced above.
(4)  Includes options to purchase 43,333 shares of Common Stock.
(5)  Mr. Cox left the Company in March 2000.
(6)  Dr. Kaufman left the Company in June 2000.
(7)  Represents options to purchase 13,333 shares of Common Stock.

PRINCIPAL  STOCKHOLDERS

The following table shows the number of shares of Common Stock beneficially owned by all persons that, to the Company's knowledge, owned five percent (5%) or more of the total outstanding Common Stock of the Company as of August 31, 2000, except as indicated otherwise. The named person has sole voting and investment power with respect to all shares of Common Stock listed, except as indicated otherwise. For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules and regulations of the Securities and Exchange Commission and generally means the power to vote or dispose of securities regardless of any economic interest therein.

                                        NUMBER OF SHARES     PERCENTAGE OF TOTAL SHARES
STOCKHOLDER                          BENEFICIALLY OWNED (1)         OUTSTANDING
-----------------------------------  ----------------------  --------------------------
Steven J. Baileys (2)                             1,798,767                        37.9
Baileys Family Trust (3)                            700,767                        14.8
The Burton Partnership (4)                          521,300                        11.0
Jack R. Anderson (5)                                283,000                         6.0
Dimensional Fund Advisors, Inc. (6)                 265,800                         5.6
FMR Corp. (7)                                       256,500                         5.4

---------------------------
(1) Does not include securities issuable pursuant to the Recapitalization Agreement. Includes options that are exercisable within 60 days of August 31, 2000. Some of the stockholders included in this table reside in states having community property laws under which the spouse of a stockholder in whose name securities are registered may be entitled to share in the management of their community property which may include the right to vote or dispose of such shares.
(2) The address of Steven J. Baileys, DDS, who is Chairman of the Board of Directors and a consultant to the Company, is 95 Enterprise, Aliso Viejo, California 92656-2601. The amount indicated includes 645,000 shares of Common Stock owned directly by Dr. Baileys, 700,767 shares of Common Stock owned by the Baileys Family Trust, 303,000 shares of Common Stock held in various trusts for relatives of Dr. Baileys, for all of which Dr. Baileys is trustee and for which Dr. Baileys has sole power to vote the securities, and 150,000 shares of Common Stock held by the Alvin and Geraldine Baileys Foundation, for which Dr. Baileys is an officer and director and for which Dr. Baileys has shared power to vote the securities. Dr. Baileys disclaims beneficial ownership of any of the shares in the trusts or the foundation referenced above.
(3) The address of the Baileys Family Trust, of which Steven J. Baileys, DDS is Trustee, is P.O. Box 9109, Newport Beach, California 92658. The shares indicated do not include 645,000 shares of Common Stock owned directly by Dr. Baileys, 303,000 shares of Common Stock held in various trusts for relatives of Dr. Baileys, or 150,000 shares of Common Stock held by the Alvin and Geraldine Baileys Foundation.
(4) The address of The Burton Partnership is P.O. Box 4643, Jackson, Wyoming 83001.
(5) The address of Jack R. Anderson is 16475 Dallas Parkway, Suite 735, Addison, Texas 75001. The shares indicated includes 100,000 shares owned by Mr. Anderson's spouse as separate property as to which Mr. Anderson disclaims beneficial ownership.
(6) The address of Dimensional Fund Advisors, Inc. ("Dimensional") is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Dimensional serves as an investment advisor or manager to certain investment companies, trusts and accounts, which are the owners of the shares of Common Stock indicated in the table above. In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the shares of Common Stock indicated above. Dimensional disclaims beneficial ownership of such shares of Common Stock.
(7) The address of FMR Corp. ("Fidelity") is 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity acts as investment advisor to Fidelity Low-Priced Stock Fund (the "Fund"), which owns the shares of Common Stock indicated above. Fidelity does not have the power to vote or direct the voting of the shares of Common Stock indicated above, which power resides with the Board of Trustees of the Fund. Fidelity carries out the voting of the shares of Common Stock indicated above under written guidelines established by the Board of Trustees of the Fund. Edward C. Johnson 3rd, chairman of Fidelity, Fidelity, and the Fund each has sole power to dispose of the shares indicated above.

SECTION  16(A)  BENEFICIAL  OWNERSHIP  REPORTING  COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent
(10%) of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all
Section 16(a) forms they file. Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any late filings during the most recent fiscal year. To the Company's knowledge, based solely on its review of the copies of such reports required to be furnished to the Company during the 1999 fiscal year, all of these reports were timely filed.

COMPENSATION  OF  EXECUTIVE  OFFICERS

The following table discloses compensation paid to the Company's Chief Executive Officer as of December 31, 1999, the other four (4) most highly-paid executive officers as of December 31, 1999, who received total compensation in excess of $100,000 during the year ended December 31, 1999, and the current Chief Executive Officer and Chief Financial Officer, who joined the Company as of March 1, 2000 and November 1, 1999, respectively, (the "Named Executive
Officers"). The compensation disclosed is for the three (3) years ended December 31, 1999.

                                   SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                   ------------------      ALL
                                                     ANNUAL           SECURITIES          OTHER
                                                  COMPENSATION (1) UNDERLYING OPTIONS  COMPENSATION
                                                   --------------  ------------------  -------------
Name                       Principal Position      YEAR   SALARY
----------------------  -------------------------  ----  --------
James E. Buncher        President and Chief        1999  $     --                  --  $          --
                        Executive Officer (2)      1998        --                  --             --
                                                   1997        --                  --             --
Steven J. Baileys, DDS  Chairman of the Board of   1999   400,000                  --          1,260
                        Directors and Chief        1998   400,000              70,000          1,260
                        Executive Officer (3)      1997   400,000              50,000          1,260
John E. Cox             President and Chief        1999   275,000                  --             --
                        Operating Officer (4)      1998   275,000              25,000             --
                                                   1997   258,221              25,000             --
Ronald I. Brendzel, JD  Senior Vice President,     1999   185,000                  --            900
                        General Counsel and        1998   185,000               5,000            900
                        Secretary                  1997   185,000               5,000            900
Dennis L. Gates, CPA    Senior Vice President      1999    34,833              50,000             --
                        and Chief Financial        1998        --                  --             --
                        Officer (5)                1997        --                  --             --
Herb J. Kaufman, DDS    Senior Vice President      1999   170,000                  --            249
                        and Chief Dental           1998   165,530               7,500            249
                        Officer (6)                1997   153,187              25,000            249
Kenneth E. Keating      Vice President-Sales and   1999   150,000                  --             --
                        Marketing (7)              1998   150,000               5,000             --
                                                   1997   150,000               2,500             --

-----------------------
(1) No bonuses were paid to the Named Executive Officers with respect to the 1997, 1998, and 1999 fiscal years.
(2) Mr. Buncher joined the Company in March 2000. His current annual salary is $225,000.
(3) Dr. Baileys resigned his position as Chief Executive Officer in March 2000. He remains Chairman of the Board of Directors and a consultant to the Company.
(4)  Mr. Cox left the Company in March 2000.
(5) Mr. Gates joined the Company in November 1999. His current annual salary is $200,000.
(6) Dr. Kaufman joined the Company in January 1997 and left the Company in June 2000.
(7) Mr. Keating became Vice President-Sales and Marketing in February 2000. Prior thereto he was Western Regional Vice President. His current annual salary is $180,000.

EMPLOYMENT  AGREEMENTS  AND  TERMINATION  OF  EMPLOYMENT  ARRANGEMENTS

The Company has employment agreements with Messrs. Buncher, Gates, Brendzel, and Keating. The employment agreements expire on June 30, 2002, and provide for current annual salaries of $225,000, $200,000, $185,000, and $180,000, respectively, in addition to potential performance bonuses which provide for bonus as described in the Report of Compensation and Stock Option Committee on Executive Compensation. The Company may terminate any of the agreements for cause and shall have no further compensation responsibility to the employee in such event, or without cause by paying the employee an amount as described below. Each executive may terminate his employment agreement for any reason. In the event that more than fifty percent (50%) of the Company's outstanding Common Stock is purchased by an entity that is not an existing stockholder (other than pursuant to the Recapitalization Agreement) and there is a substantial diminution of the employee's authority or job responsibilities, then each executive, at his option, may terminate his employment agreement. In such event, or if the Company terminates the employment agreement without cause, the Company would be obligated to pay the executive an amount equal to the employee's current annual salary and bonus, or the amount due through the end of the employment agreement, whichever is less, but in no event would the amount paid be less than six (6) months of the employee's compensation rate then in effect.

On June 1, 2000, Dr. Baileys' employment with the Company terminated and he became a consultant to the Company at an annual compensation rate of $200,000 for a two (2) year period through May 31, 2002. In connection therewith, Dr. Baileys also received non-statutory options to purchase 200,000 shares of the Company's Common Stock at an exercise price of $1.00 per share, which options vest at the expiration of his consulting agreement and must be exercised not later than one (1) year thereafter or one (1) year after he ceases to be a Director of the Company, whichever occurs last. Mr. Cox, who previously had an employment agreement with the Company, entered into a separate employment termination agreement in March 2000, and all compensation payments to Mr. Cox ended as of May 31, 2000. In June 2000, Dr. Kaufman's employment with the Company terminated and he entered into a separate employment termination agreement at which time he received a lump sum employment termination payment of $100,000.

STOCK  OPTIONS

Stock options granted to the Named Executive Officers during the year ended December 31, 1999, were as follows.

                            OPTION GRANTS IN LAST FISCAL YEAR


                 INDIVIDUAL STOCK OPTION GRANTS                     POTENTIAL REALIZABLE
------------------------------------------------------------------ VALUE AT ASSUMED ANNUAL
                    NUMBER OF   % OF TOTAL                          RATES OF STOCK  PRICE
                      SHARES     OPTIONS                           APPRECIATION FOR OPTION
                    UNDERLYING  GRANTED TO   EXERCISE                       TERM
                     OPTIONS    EMPLOYEES   Price Per   Expiration  --------------------
NAME                 GRANTED     IN 1999      SHARE        DATE        5%         10%
------------------  ----------  ----------  ----------  ----------  ---------  ---------
James E. Buncher            --          --  $       --          --  $     --   $     --
Steven J. Baileys           --          --          --          --        --         --
John E. Cox                 --          --          --          --        --         --
Ronald I. Brendzel          --          --          --          --        --         --
Dennis L. Gates         50,000        90.9        3.75  Oct 2009     117,918    298,827
Herb J. Kaufman             --          --          --          --        --         --
Kenneth E. Keating          --          --          --          --        --         --

OPTION  EXERCISES  AND  HOLDINGS

There were no stock options exercised by any of the named Executive Officers during the year ended December 31, 1999. Stock options held by the Named Executive Officers at December 31, 1999 are shown in the following table. None of the stock options held by the Named Executive Officers had an exercise price that was less than the market price of the Common Stock as of December 31, 1999. There were no stock appreciation rights outstanding as of December 31, 1999.

                             OPTION VALUES AT 1999 FISCAL YEAR END


                                         NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                              UNDERLYING                  IN-THE-MONEY
                                              UNEXERCISED                    OPTIONS
                                       OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END
                                       --------------------------  ----------------------------
NAME                                   EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-------------------------------------  -----------  -------------  ------------  --------------
James E. Buncher                                --             --  $         --  $           --
Steven J. Baileys (1)                      256,667         63,333            --              --
John E. Cox (2)                            100,000         25,000            --              --
Ronald I. Brendzel                          40,000          5,000            --              --
Dennis L. Gates                                  0         50,000            --              --
Herb J. Kaufman (3)                         19,167         13,333            --              --
Kenneth E. Keating                          10,833          4,167            --              --
All current executive officers as a         61,500         66,000            --              --
group (8 persons)
All current directors who are not          256,667         63,333            --              --
executive officers as a group
(1 person)
All employees, who are not executive        21,667         15,633            --              --
officers as a group (20 persons)
-----------------------

(1) Dr. Baileys' options as set forth in this table expired on June 30, 2000. Dr. Baileys was granted non-statutory options to purchase 200,000 shares of the Company's Common Stock, effective June 1, 2000, at an exercise price of $1.00 per share, which options expire one (1) year after the expiration of his consulting contract with the Company or one (1) year after he ceases to be a Director of the Company, whichever occurs last, unless otherwise exercised.
(2) Mr. Cox left the Company in March 2000 and the options set forth in this table expired as of June 30, 2000.
(3) Dr. Kaufman left the Company in June 2000 and the options set forth in this table expired as of July 5, 2000.


REPORT  OF  COMPENSATION  AND  STOCK  OPTION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation  Philosophy.

The Compensation and Stock Option Committee of the Board of Directors of the Company (the "Committee") currently consists of two (2) independent directors who are neither employees nor officers of the Company. The Committee reviews the Company's executive compensation program and policies, determines the compensation of the Company's Chief Executive Officer ("CEO"), and reviews and approves the CEO's recommendations for the compensation of the other senior executive officers of the Company. During fiscal year 1999 and until March 1, 2000, the Committee consisted of William E. McKenna, Chairman, Michael M. Mann, Ph.D., George H. Stevens, and Bradford M. Boyd, DDS. Effective March 1, 2000, the Committee consisted of Jack R. Anderson, Chairman and Leslie B. Daniels. The information contained herein relates to the period from March 1, 2000 to the date of this Proxy Statement, except as otherwise indicated.

The Committee's philosophy regarding compensation of the Company's senior management is to link rewards to financial and operational performance, to encourage creation of stockholder value and to achieve the Company's strategic goals and objectives. Through its executive compensation policies, the Committee seeks to attract, retain and motivate highly qualified executives who will contribute to the Company's success. Thus, the Committee believes the Company's compensation arrangements must remain competitive with those offered by other companies of similar size and scope of operations, including other publicly and privately-held managed dental health care organizations.

To achieve the goals described herein, the Committee has developed an executive compensation program consisting of three (3) primary components which, taken together, constitute a flexible and balanced method of establishing total compensation for senior management. These components are: (i) base salary which reflects individual performance and contribution to the Company, (ii) defined annual bonus awards payable in cash and tied to the Company's achievement of financial targets and an individual's performance goals and objectives, and (iii) long-term stock based incentive awards designed to strengthen the mutuality of interests between the Executive Officers and other key employees and the Company's stockholders. The Committee makes option grants to Executive Officers and other key employees of the Company under the Employee Stock Option Plan.

Cash  Based  Compensation.

Salary. Consistent with the Company's position, the Committee's approach to base compensation is to offer competitive salaries in comparison with market practices. Salary decisions are based on an annual review with the CEO, considering the decision-making responsibilities of each position and the experience, work performance, and team-building skills of position incumbents. During 1998, the Committee determined that the salary of the CEO and the four
(4)  other  most highly compensated individuals would remain unchanged for 1999.

The cash salary of each of the other Executive Officers is determined by the individual's performance and past and potential contributions to the Company. The Committee also believes that the Company's use of the Employee Stock Option Plan as the main supplement to base salary, results in the compensation of its Executive Officers and other key employees being related to the Company's performance.

The Committee did not provide for any qualifying compensation to be paid to any Executive Officer for deductibility under Section 162(m) of the Internal Revenue Code for 1999 and through the date of this Proxy Statement. The Committee has not provided for such qualifying compensation and does not intend to provide for such qualifying compensation to its Executive Officers in the foreseeable future.

Bonuses. The Committee has authorized the payment of bonus compensation based upon the achievement of specified Company financial targets along with an assessment by the CEO of an individual's contributions to the Company. Bonuses are based upon the overall achievement in increasing the Company's revenue, its level of profitability and specific goals and objectives tied to an individual's job responsibilities with the Company, and provides for additional compensation based upon an amount designed to yield a bonus of between thirty percent (30%) to sixty percent (60%) of an Executive Officer's base annual salary compensation. In 1999, the Committee did not authorize any bonus to be paid to any Executive Officer. For fiscal year 2000, the Committee has authorized the payment of bonuses to Executive Officers tied to the overall financial performance of the Company and to an individual's job performance. As a general matter, the Committee endorses the philosophy that executive compensation should reflect the Company's performance and as such, has adopted a bonus plan that is in part directly tied to the overall achievement of certain financial performance goals by the Company along with the performance of an individual as to specified job goals and objectives.

Equity  Based  Compensation.

The Executive Officers have, from time to time, received option grants under the Employee Stock Option Plan of the Company. The purpose of the Plan is to provide such individuals with additional incentives to maximize stockholder value. The Plan also utilizes vesting periods to encourage key employees to continue in the employ of the Company. The size of the option grant to each Executive Officer is set at a level which is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, job responsibilities, and may also be based in part upon Company performance factors such as cash flow, earnings per share and revenue growth. However, the extent to which these latter factors are taken into consideration will vary from individual to individual at the Committee's sole discretion. In 1999, the Committee granted stock options to one (1) Executive Officer as set forth herein, and during 2000 to various executive officers as set forth herein.

Chief  Executive  Officer  Compensation.

The process of determining the compensation for the Company's CEO and the factors taken into consideration in such determination are generally the same as the process and factors used in determining the compensation of all of the executive officers of the Company. The Committee considers both the Company's overall performance and the CEO's individual performance. Bonuses for the CEO are based upon the overall achievements in increasing the Company's revenue and its level of profitability. In 1999, the Company did not pay the CEO a bonus. Dr. Baileys' salary in 1999 was determined based on an analysis of salaries paid by peer companies and on Dr. Baileys' knowledge, experience and individual performance. In connection with the Recapitalization Agreement, Dr. Baileys resigned as Chief Executive Officer of the Company effective March 1, 2000, and effective June 1, 2000, became a consultant to the Company.

As of March 1, 2000, the Board of Directors appointed James E. Buncher, President and Chief Executive Officer of the Company. Mr. Buncher's base cash compensation was established at $225,000 annually based upon his knowledge and experience in the health care industry. A bonus plan was also established for Mr. Buncher for calendar year 2000 that is based upon the overall achievement of increasing the Company's profitability and improvement in its cash flow.

The Compensation and Stock Option Committee comprised of the following members of the Board of Directors of the Company have furnished the Report as of December 31, 1999:


                                       William  E.  McKenna,  Chairman
                                       Michael  M.  Mann,  Ph.D.
                                       George  H.  Stevens
                                       Bradford  M.  Boyd,  DDS.

The Compensation and Stock Option Committee comprised of the following members of the Board of Directors of the Company have furnished the Report for the period from March 1, 2000 to the date of this Proxy Statement:

                                       Jack  R.  Anderson,  Chairman
                                       Leslie  B.  Daniels.

PERFORMANCE  GRAPH


The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on stock with: (i) the cumulative total return of the NASDAQ market index, and (ii) the cumulative total return of the National Association of Securities Dealers Health Services Industry Index over the five (5) year period from January 1, 1994 through December 31, 1999.


                               [GRAPHIC  OMITED]


                      1993  1994   1995   1996   1997   1998
                      ----  -----  -----  -----  -----  -----
         SFGD          100   67.3   84.5  127.3   98.2   24.1
         NASDAQ        100  114.8  138.2  158.7  208.7  292.8
         HEATLH SRVC   100  115.4  136.3  136.4  139.0  118.7

The graph set forth on the preceding page shall not be deemed incorporated by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


                                PROPOSAL NUMBER 2

           TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

                           --------------------------

INTRODUCTION

The Board of Directors believes that it is in the best interests of the Company and its stockholders to amend the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 30 million shares to 40 million shares.

If the stockholders approve Proposal Number 2, the first paragraph of Article Fourth of the Company's Restated Certificate of Incorporation will be amended to read as follows:

       "The total number of shares of stock which the corporation shall have authority to issue is Forty-one Million (41,000,000), of which Forty Million (40,000,000) shares are Common Stock and One Million (1,000,000) shares are Preferred Stock, and the par value of each such share is one cent ($.01), amounting in the aggregate to Four Hundred Ten Thousand Dollars ($410,000)."

PRINCIPAL  REASONS  FOR  THE  PROPOSED  AMENDMENT

Currently, the Company's Restated Certificate of Incorporation authorizes a total of 30 million shares of Common Stock to be issued by the Company. If all the shares of Preferred Stock contemplated by the Recapitalization Agreement, including the shares issuable upon conversion of the Convertible Notes, were issued, the Company would have insufficient shares of authorized Common Stock for issuance upon conversion of the Preferred Stock. The currently outstanding shares of Common Stock and the shares of Common Stock necessary to be reserved for issuance upon conversion of the Preferred Stock collectively total 34,747,498 shares. In addition, if Proposal 4 is approved, a total of 2,045,300 shares of Common Stock must also be reserved for issuance upon exercise of stock options under the Company's employee stock option plan. If Proposal Number 4 is approved and if the proposed amendment is approved, there will be a balance of 3,207,202 shares of Common Stock available for issuance by the Board of Directors in the future. In addition, the Company will have 700,000 shares of Preferred Stock available for issuance by the Board of Directors in the future after the issuance of the 300,000 shares of Preferred Stock contemplated by the Recapitalization Agreement.

The purpose of the proposed amendment is to increase the authorized number of shares of Common Stock so that such requirements can be satisfied and to avoid the necessity of issuing any Convertible Notes under the Recapitalization Agreement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK TO 40 MILLION. THE AFFIRMATIVE "FOR" VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK OUTSTANDING ON THE RECORD DATE IS REQUIRED FOR APPROVAL OF THE PROPOSED AMENDMENT. SHARES OF COMMON STOCK REPRESENTED AT THE SPECIAL MEETING BY SIGNED BUT UNMARKED PROXIES WILL BE VOTED "FOR" THE AMENDMENT.

                                PROPOSAL NUMBER 3

            TO ELIMINATE THE CLASSIFICATION OF THE BOARD OF DIRECTORS

                           --------------------------
INTRODUCTION

The Board of Directors believes that it is in the best interests of the Company and its stockholders to amend the Company's Restated Certificate of Incorporation to eliminate the classification of the Board of Directors into three (3) classes, such that all members of the Board of Directors will constitute a single class.

Since Section 2115 of the California General Corporation law is currently applicable to the Company, the Board of Directors is currently organized as a single class. However, if Section 2115 ceases to be applicable to the Company, then the provisions of the Restated Certificate of Incorporation would require classification of the Board of Directors into three (3) classes each with three
(3)  year  terms.

If  the stockholders approve Proposal Number 3, the second paragraph (subsection
(b)) of Article Sixth of the Company's Restated Certificate of Incorporation, which currently reads as follows, will, except for the phrase "each director shall serve until his successor is duly elected and qualified or until his death," be deleted in its entirety:

     "(b) The Board of Directors shall be and is divided into three (3) classes:
          Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of stockholders in 1988; each initial director in Class II shall hold office until the annual meeting of stockholders in 1989; and each initial director in Class III shall hold office until the annual meeting of stockholders in 1990. Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal."

In addition, if the stockholders approve Proposal Number 3, the phrases "of the class of which he is a member" and "among the three (3) classes of directors so as to maintain such classes as nearly equal as possible" will be deleted from the third paragraph (subsection (c)) of Article Sixth of the Company's Restated Certificate of Incorporation, which currently reads as follows:

     "(c) In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his earlier resignation, removal from office or death, and (ii) the newly created or eliminated directorship resulting from such increase or decrease shall be apportioned by the Board of Directors among the three (3) classes of directors so as to maintain such classes as nearly equal as possible."

PRINCIPAL  REASONS  FOR  THE  PROPOSED  AMENDMENT

The Company's Restated Certificate of Incorporation and Bylaws currently provide for the classification of the Board of Directors into three (3) classes, such that the members of each class are elected at the third annual meeting following the annual meeting at which the members of that class were elected. After the issuance of the Preferred Stock, pursuant to the Recapitalization Agreement described above, the Series A Preferred Stock, voting as a single class, will be entitled to elect a majority, four (4) directors, of the Board of Directors. The Series B, C and D Preferred Stock, voting together as a single class, will be entitled to elect one (1) director to the Board of Directors. The holders of all shares of Common Stock, voting as a single class, will be entitled to elect the remaining two (2) directors. Thus, with a classified Board and the voting rights implemented under the Recapitalization Agreement, the holders of the Company's Common Stock would not be entitled to elect directors every year, and instead would only be entitled to elect one (1) director in two (2) out of every three (3) years, or two (2) directors every three (3) years. The elimination of the classification of the Board of Directors into three (3) classes ensures that holders of the Company's Common Stock will have the opportunity to participate in the election of directors every year.

BOARD  RECOMMENDATION  AND  VOTE  REQUIRED

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE
CLASSIFICATION OF THE BOARD OF DIRECTORS. THE AFFIRMATIVE "FOR" VOTE OF THE HOLDERS OF SIXTY-SIX AND TWO-THIRDS (66 2/3RDS) OF THE SHARES OF THE COMPANY'S COMMON STOCK OUTSTANDING ON THE RECORD DATE IS REQUIRED FOR APPROVAL OF THE PROPOSED AMENDMENT. SHARES OF COMMON STOCK REPRESENTED AT THE SPECIAL MEETING BY SIGNED BUT UNMARKED PROXIES WILL BE VOTED "FOR" THE AMENDMENT.

                                PROPOSAL NUMBER 4

    TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK UNDER THE SAFEGUARD HEALTH
                  ENTERPRISES, INC. EMPLOYEE STOCK OPTION PLAN

                           --------------------------


INTRODUCTION

The Board of Directors believes that it is in the best interests of the Company and its stockholders to increase the number of shares of Common Stock issuable pursuant to stock options granted under the SafeGuard Health Enterprises, Inc. Employee Stock Option Plan (the "Plan") from 1.7 million shares to 3 million shares.

PRINCIPAL  REASONS  FOR  THE  PROPOSED  INCREASE

The 1.3 million share increase will enable the Company to continue to provide equity incentives to key employees, including officers and directors, who provide valuable services to the Company and thereby allow such individuals to share in the success of the Company. The Plan was originally adopted by the Board of Directors and stockholders in April 1984, and amended in 1993 and 1997. The number of shares of Common Stock reserved for issuance under the Plan was originally fixed at 750,000 shares, was increased to 1.2 million in 1993, and was increased to 1.7 million in 1997.

As of August 31, 2000, options for 2,598,708 shares of Common Stock had been granted under the Plan of which options for 553,408 shares have been exercised and options for 2,045,300 shares were outstanding with a weighted exercise price of $1.62 per share. Of the outstanding options, all of the option granted to the Named Executive Officers in the table set forth below, with the exception of those options granted to Dr. Baileys, are contingent and would cease to exist if Proposal Number 4 is not approved by the Company's stockholders. All of the outstanding options have an exercise price in excess of the current market price of the Common Stock. The total of 3 million shares represents in the aggregate less than ten percent (10%) of the total number of shares of Common Stock to be outstanding upon the completion of the Company's recapitalization, which compares favorably to thirty-six percent (36%) which the 1.7 million shares represents of the total number of shares of Common Stock currently outstanding.

The Compensation and Stock Option Committee (the "Committee") of the Board of Directors administers the Plan. The terms and provisions of the Plan are summarized below. This summary, however, does not purport to be a complete description of the Plan. Any stockholder upon written request to the Secretary of the Company at 95 Enterprise, Aliso Viejo, California 92656-2601, may obtain copies of the actual Plan document.

INTEREST  OF  CERTAIN  PERSONS

Messrs. Buncher, Brendzel, Gates, Keating, Anderson and Daniels are eligible to receive stock options granted under the Plan at the discretion of the Compensation and Stock Option Committee of the Board of Directors. Although grants under the Automatic Option Grant Program for Non-Employee Directors has been suspended by the Board, in the event the Board of Directors reinstitutes such grants, Mr. Anderson and Mr. Daniels would be eligible for such options as non-employee directors. Options for a total of 1,215,000 shares at an exercise price of $1.00 per share have been granted on a contingent basis to Messrs. Buncher, Brendzel, Gates and Keating, subject to approval of Proposal Number 4 by the Company's stockholders.

DESCRIPTION  OF  THE  SAFEGUARD  HEALTH ENTERPRISES, INC., EMPLOYEE STOCK OPTION
PLAN

The  Plan  is  divided  into  two  (2)  separate  components:

     (i) the Discretionary Option Grant Program pursuant to which employees, including directors and officers, may, at the discretion of the Committee administering the Plan, be granted options to purchase shares of the Company's Common Stock at an exercise price at least equal to the fair market value of the option shares on the grant date; and

     (ii) the Automatic Option Grant Program pursuant to which option grants may be made at periodic intervals to non-employee Board members to purchase shares of the Company's Common Stock at an exercise price at least equal to the fair market value of the option shares on the grant date.

The options granted under the Discretionary Option Grant Program may be either incentive stock options ("Incentive Options") designed to qualify for favorable tax treatment under Section 422 of the Internal Revenue Code or non-statutory options, which are not entitled to such treatment. Grants under the Automatic Option Grant Program, if any, are non-statutory options.

Issuable  Shares

Assuming stockholder approval of Proposal Number 4, a total of 3 million shares of the Company's Common Stock will be authorized for issuance over the term of the Plan, subject to periodic adjustment in the event of certain changes to the Company's capital structure. Such shares may be made available from newly issued shares of the Company's Common Stock, or from shares repurchased by the Company, including shares purchased on the open market.

If Proposal Number 4 is approved, there will be 2,446,592 shares available for issuance upon the exercise of options to be granted under the Plan and there will be outstanding options for 2,045,300 shares. As such, there will 401,292 shares available for options to be granted under the Plan in the future.
However, options for 1,215,000 shares granted to the Named Executive Officers indicated in the table below, are subject to stockholder approval of the proposed 1.3 million share increase. If Proposal Number 4 is not approved, options for 1,215,000 shares granted to the Named Executive Officers indicated in the table below will terminate and not be outstanding. The options granted to Dr. Baileys are not contingent upon stockholder approval of Proposal Number
4. In that event, there would be 1.7 million shares authorized for options granted under the Plan, options for 803,000 shares outstanding and 276,892 shares available for options to be granted under the Plan.

During 2000, the following Named Executive Officers were granted options at an exercise price of $1.00 per share:


NAME                NUMBER OF OPTIONS GRANTED (1)    GRANT DATE                VESTING DATE
------------------  -----------------------------  --------------  ------------------------------------
James E. Buncher                          400,000  March 1, 2000      1/3 on 3/1/01, 3/1/02, and 3/1/03
"                                         100,000  March 1, 2000                             All 3/1/01
"                                         100,000  March 1, 2000                             All 3/1/02
Dennis L. Gates                           150,000  March 1, 2000      1/3 on 3/1/01, 3/1/02, and 3/1/03
"                                         100,000  March 1, 2000                             All 3/1/01
"                                         100,000  March 1, 2000                             All 3/1/02
"                                          25,000  March 18, 2000  1/3 on 3/18/01, 3/18/02, and 3/18/03
Steven J. Baileys                         200,000  June 1, 2000                              All 6/1/02
Ronald I. Brendzel                        100,000  March 1, 2000      1/3 on 3/1/01, 3/1/02, and 3/1/03
"                                          20,000  March 18, 2000  1/3 on 3/18/01, 3/18/02, and 3/18/03
Kenneth E. Keating                        100,000  March 1, 2000      1/3 on 3/1/01, 3/1/02, and 3/1/03
"                                          20,000  March 18, 2000  1/3 on 3/18/01, 3/18/02, and 3/18/03

-----------------------------
(1) All options set forth herein are subject to stockholder approval of Proposal Number 4 with the exception of the options granted to Dr. Baileys.

The shares of the Company's Common Stock subject to any outstanding options that expire or terminate prior to exercise, including options canceled in accordance with the cancellation/regrant provisions described in the "Cancellation/Regrant" section below, may become the subject of subsequent grants under the Plan. This provision however, does not apply to the options set forth in the above table that are subject to stockholder approval.

Administration

The Committee administers the Discretionary Option Grant Program. The Committee is currently comprised of two (2) or more directors who are appointed by the Board of Directors and qualify as "Non-employee Directors" within the meaning of Rule 16b-3 promulgated pursuant to Section 16 of the Securities and Exchange Act of 1934, as amended.

The Committee has, within the scope of its jurisdiction under the Plan, complete discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each such grant, the status of any granted option as either an Incentive Option or a non-statutory option, the vesting schedule, if any, to be in effect for the option grant, and the maximum term for which any granted option is to remain outstanding.

Eligibility

Options may be granted to individuals who are officers and other key employees of the Company or any of its present or future subsidiaries (as defined in Section 424(f) of the Internal Revenue Code). Non-employee members of the Board are also eligible to participate in the Automatic Option Grant Program. As of August 31, 2000, approximately two hundred (200) individuals, including eleven
(11) executive officers and directors, were eligible to participate in the Plan, and two (2) non-employee Board members who were eligible to receive option grants under the Automatic Option Grant Program.

Option  Terms

The option exercise price must be at least one hundred percent (100%) of the fair market value of the option shares on the grant date, and no option may have a maximum term in excess of ten (10) years. In consideration of the option grant, the optionee must execute a written stock option agreement agreeing, among other things, to remain in the Company's employ for at least one (1) year from the date the option is granted in order to exercise any applicable portion of the options granted. The option may not be exercised during the one (1) year period following the grant date. Thereafter, the option will become exercisable at such times and in such installments, which may be cumulative, as the Committee establishes as part of the terms of that option grant. The Committee has the discretionary authority to accelerate, in whole or in part, the time or times at which an option becomes exercisable and may exercise that discretion at any time while the option remains outstanding prior to the optionee's termination of employment.

Options may be exercised in installments in such amounts (which need not be equal) and at such times as are specified in the option agreement. To exercise an option, the holder thereof must deliver to the Company a written notice of exercise, together with full payment of the exercise price of the shares as to which the option is being exercised. The option price is generally payable in cash and/or in shares of the Company's Common Stock and may also be paid through a same-day sale program, pursuant to which the purchased shares are immediately sold and a portion of the sale proceeds are applied to the payment to the Company of the exercise price.

No option may be assigned or transferred by the optionee except upon death and, during the lifetime of the optionee, only he may exercise the option. No optionee will have any stockholder rights with respect to the option shares until that individual has exercised the option and paid the option price in full for the purchased shares.

In general, an option may not be exercised more than ninety (90) days or six (6) months after the date the optionee's employment terminates by reason of death or disability, respectively, or more than thirty (30) days after the date the optionee's employment or Board membership terminates, as applicable, for any reason. Options granted to individuals whose employment is terminated for cause will expire immediately on the termination date. The Committee has the authority to extend the period of time for which one (1) or more options may remain outstanding after the optionee's termination of employment from the limited periods specified above to such longer period as the Committee, in its discretion, may deem appropriate under the circumstances. However, in no event may the period of exercise for an outstanding option be extended beyond the specified expiration date of the option term.

Valuation

For purposes of establishing the option exercise price and for all other valuation purposes under the Plan, the fair market value per share of the Company's Common Stock on any relevant date, shall be not less than the closing sale price per share on such date, as quoted on the Over the Counter Electronic Bulletin Board, or such stock exchange on which the Company's Common Stock may be listed. If there is no reported sale price for such date, then the closing sale price for the last previous date for which such quotation exists will be determinative of fair market value.

Acceleration  of  Options

The Committee has the discretionary authority to provide, either at the time of the option grant or at any time while the option remains outstanding, that the option will automatically accelerate and become immediately exercisable for all of the shares of Common Stock at the time subject to that option should there occur any "Change of Control" of the Company. The Committee may also provide that following the consummation of such Change of Control, each outstanding option under the Plan will terminate and cease to be exercisable, except to the extent assumed by the successor entity.

A  Change  of  Control  will  be  deemed  to  occur  upon:

     (i) the merger or consolidation of the Company into another corporation, or

     (ii) the sale or other disposition of all or substantially all of the Company's assets, or

     (iii)the sale of eighty percent (80%) or more of the Company's outstanding voting stock except to the Investors that are parties to the Recapitalization Agreement entered into by the Company as of March 1, 2000, or

     (iv) the dissolution or liquidation of the Company; and;

     (i) there has been a material change in the responsibility of the Optionee, or

     (ii) the  optionee  has been  terminated  for other than good cause as that
          term  may  be  defined  from  time  to  time  in  various   employment
          agreements.

The acceleration of options under the Plan upon such a Change of Control may be seen as an anti-takeover provision and may have the effect of discouraging a proposal for merger, a takeover attempt or other efforts to gain control of the Company.

Cancellation/Regrant

The Committee has the authority to effect, from time to time, the cancellation of outstanding options under the Discretionary Option Grant Program in return for the grant of new options for the same or different number of option shares with an exercise price per share equal to the fair market value of the Company's Common Stock on the new grant date.

Automatic  Option  Grant  Program

Although there is a program to provide for the automatic granting of options to non-employee directors, the present intention of the Board is to not utilize this program.

Change  in  Capital  Structure

In the event any change is made to the Common Stock issuable under the Plan by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and price per share in effect under each outstanding option and (iii) the number and/or class of securities per non-employee Board member for which option grants will subsequently be made under the Automatic Option Grant Program.

If the Company is the surviving corporation in any merger or consolidation, each continuing option will pertain and apply to the number and class of securities, which a holder of the number of shares subject to the option right would have been entitled to receive in the consummation of such merger or consolidation.

Amendment  and  Termination  of  the  Plan

The Board may amend or modify the Plan at any time; however, no such amendment may, without the approval of the Company's stockholders, (i) materially increase the benefits accruing to optionees or modify the class of individuals eligible for option grants, or (ii) materially increase the number of shares available for issuance, except in the event of certain changes to the Company's capital structure. Amendments to the Automatic Option Grant Program may not be made at intervals more frequently than once every six (6) months, except in certain limited circumstances. The Plan will terminate on December 31, 2006, unless sooner terminated by the Board.

Federal  Tax  Consequences

Options granted under the Plan may be either Incentive Options, which satisfy the requirements of Section 422 of the Internal Revenue Code, or non-statutory options, which are not intended to meet such requirements. The Federal income tax treatment for the two (2) types of options differs as follows:

Incentive Options. The optionee recognizes no taxable income at the time of the option grant and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

For Federal income tax purposes, dispositions are divided into two (2) categories: (i) qualifying and (ii) disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of such shares is made after the optionee has held the shares for more than two
(2) years after the grant date of the option and more than one (1) year after the exercise date. If the optionee fails to satisfy either of these two (2) holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for such shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the date the option was exercised over (ii) the exercise price paid for the shares will be taxable as ordinary income. An additional gain recognized upon the disposition will be a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the date the option was exercised over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

Non-Statutory Options. An optionee upon the grant of a non-statutory option recognizes no taxable income. The optionee will, in general, recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy any applicable tax withholding requirements applicable to such income.

The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the Company's taxable year in which such ordinary income is recognized by the optionee.

BOARD  RECOMMENDATION  AND  VOTE  REQUIRED

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK UNDER THE COMPANY'S STOCK OPTION PLAN. THE AFFIRMATIVE "FOR" VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK REPRESENTED AND VOTING AT THE MEETING IS REQUIRED FOR APPROVAL OF THIS PROPOSAL. SHARES OF COMMON STOCK REPRESENTED AT THE SPECIAL MEETING BY SIGNED BUT UNMARKED PROXIES WILL BE VOTED "FOR" THE PROPOSAL.

                            PROPOSALS BY STOCKHOLDERS

A stockholder that intends to present a proposal at the next annual meeting of the Company's stockholders and desires the proposal to be included in the Company's proxy statement and form of proxy relating to that meeting must deliver or mail a notice of such proposal to the Company at its principle executive offices on a timely basis. In order to be timely, such notice must be submitted a reasonable time before the Company begins to print and mail its proxy materials. The Company anticipates that it will announce the date for its next annual meeting in a public report filed in the last quarter of 2000 or the first quarter of 2001.

In addition and even if the stockholder does not wish to include a proposal in the Company's proxy materials, pursuant to the Company's Bylaws in order for a proposal to be timely submitted and considered at the next annual meeting, the stockholder's notice must be delivered to the Company not later than the close of business on the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company. If the stockholder's notice is not timely made, the Company may exercise discretionary voting with respect to such stockholder proposal pursuant to authority conferred by proxies to be solicited by the Company's Board of Directors and delivered to the Company in connection with such meeting.

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee of the Board of Directors has selected the independent accounting firm of Deloitte & Touche LLP, to audit the financial statements of the Company for the fiscal year ending December 31, 2000. Deloitte & Touche LLP has served as the independent accountants for the Company for more than five (5) years. A representative of Deloitte & Touche LLP will be present at the Special Meeting and will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

                             ADDITIONAL INFORMATION

The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). The Company's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549-0001, 7 World Trade Center, Suite 1300, New York, New York 10048-1276 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549-0001. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference facilities.

                           INCORPORATION BY REFERENCE

The Company incorporates by reference into this Proxy Statement the information the Company files with the SEC, which means that the Company can disclose important information by referring to those documents. The information incorporated by reference is an important part of this Proxy Statement and information that the Company files subsequently with the SEC will automatically update this Proxy Statement. The Company incorporates by reference the documents listed below and any filings the Company makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the initial filing of this Proxy Statement and prior to the Special Meeting.

     1.   Annual Report on Form 10-K for the year ended December 31, 1999;

     2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000; and

     3.   Current Report on Form 8-K dated March 16, 2000.

YOU MAY REQUEST A COPY OF THESE FILINGS (OTHER THAN AN EXHIBIT TO A FILING UNLESS THAT EXHIBIT IS SPECIFICALLY INCORPORATED BY REFERENCE INTO THAT FILING) AT NO COST, BY WRITING TO OR TELEPHONING THE COMPANY AT THE FOLLOWING ADDRESS:

                                Corporate  Secretary
                                SafeGuard  Health  Enterprises,  Inc.
                                95  Enterprise
                                Aliso  Viejo,  California  92656-2601
                                Telephone:  (949)  425-4300
                                Facsimile:  (949)  425-4586


                                  OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors of the Company was not aware of any other matters that may properly come before the Special Meeting other than those referred to in the Notice of Special Meeting of Stockholders. If any other matters shall properly come before the Special Meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares represented by the proxy as the Board of Directors has recommended herein.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

                                    BY ORDER OF THE BOARD OF DIRECTORS,


                                    RONALD  I.  BRENDZEL
                                    Corporate  Secretary

September  15,  2000
Aliso  Viejo,  California


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